TAMCO Holdings, LLC Affiliate Commences Tender Offer for All Outstanding Shares of Titanium Asset Management Corp. at $1.08 per Share

Milwaukee, WI - September 12, 2013 - Titanium Asset Management Corp. (AIM – TAM) (the “Company”) and TAMCO Holdings, LLC (“Parent”) announce that TAMCO Acquisition, LLC, a wholly owned subsidiary of Parent (“Purchaser”), has commenced its previously announced tender offer (the “Offer”) for all the outstanding shares of common stock of the Company at a price of $1.08 per share, net to the seller in cash without interest. The Offer is being made pursuant to the merger agreement (the “Merger Agreement”) that the Company, Parent and Purchaser entered into and announced on September 9, 2013.

After due consideration, a special committee comprised solely of independent and disinterested directors of the Company, and the board of directors of the Company in accordance with the recommendation of the special committee, approved the Merger Agreement, the Offer, the merger of the Company with and into Purchaser following the Offer (the “Merger”), and the other transactions contemplated by the Merger Agreement and determined that the terms of the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the unaffiliated stockholders of the Company. After consultation with the Company’s nominated adviser, the directors of the Company (other than any director who is involved in the transaction as a related party) consider the terms of the transaction contemplated by the Merger Agreement to be fair and reasonable in so far as its stockholders are concerned. In accordance with the recommendation of the special committee, the board of directors of the Company recommends that stockholders of the Company accept the Offer and tender their shares in the Offer, and if required by applicable law, adopt the Merger Agreement.

The Offer will expire at midnight, New York City time, on October 9, 2013, unless extended or earlier terminated in accordance with the Merger Agreement. Tenders of shares must be made on or prior to the expiration of the Offer and may be withdrawn at any time on or prior to the expiration of the Offer. The Offer is subject to a number of terms and conditions described in the Offer to Purchase that was filed today with the Securities and Exchange Commission (the “SEC”) and distributed to stockholders.

Parent is an entity principally owned and controlled by the senior management of the Company, including Robert Brooks, Brian Gevry, Michael Bee, Timothy Hyland, Bartlett McCartin and Norman Sidler, who are directors of the Company. Parent currently owns 53.6% of the outstanding shares of the Company’s common stock.

Parent and Purchaser will file with the SEC today a Tender Offer Statement on Schedule TO, including an Offer to Purchase and related Letter of Transmittal, setting forth in detail the terms of the Offer. Additionally, the Company will file with the SEC today a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the Company’s board of directors that the Company’s stockholders tender their shares in the Offer.

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, the information agent for the tender offer, at its location and telephone numbers set forth below.

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms call collect: (203) 658-9400

All others call toll free: (800) 607-0088

Email: tender.info@morrowco.com

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, Chairman	+1 312-335-8300

Titanium Asset Management Corp.
Brian Gevry, Chief Executive Officer	+1 216-771-3450

Cantor Fitzgerald Europe
David Foreman, Rishi Zaveri	+44 20 7894 7000

Forward-Looking Statements

This announcement contains forward-looking statements relating to the potential acquisition of Titanium Asset Management Corp. by TAMCO Holdings, LLC and its affiliate. The Company intends that these forward-looking statements be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and includes this statement for purposes of complying with these safe harbor provisions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of the Company’s stockholders will tender their shares in the Offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2012 and our quarterly and current reports on Forms 10-Q and 8-K. The forward-looking statements contained herein reflect the Company’s expectations as of the date of this announcement. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

IMPORTANT INFORMATION ABOUT THE OFFER AND MERGER

This announcement is not an offer to purchase or a solicitation of an offer to sell securities of Titanium Asset Management Corp.

Following completion of the Offer and the satisfaction or waiver of certain conditions, the Company intends to effect the Merger. As a result of the Merger, all outstanding shares of the Company’s common stock, other than shares held by Parent or Purchaser and shares held by the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law, will be automatically cancelled and converted into the right to receive $1.08 per share in cash. In certain cases, the parties have agreed to proceed with a one-step merger transaction if the Offer is not completed. Following the Merger being effected, the Company will become a wholly owned subsidiary of Parent and the Parent will seek to cancel the admission of the Company’s stock from AIM.

In connection with the Offer, Parent and Purchaser are mailing to the Company’s stockholders an Offer to Purchase and related materials, and the Company is mailing to its stockholders a Solicitation/Recommendation Statement. Parent and Purchaser will file with the SEC a Tender Offer Statement on Schedule TO, including an Offer to Purchase and Letter of Transmittal, and the Company will file with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9. The Offer is being made solely pursuant to the Offer to Purchase, Letter of Transmittal and related materials. Company stockholders are urged to read these materials carefully (when they become available), since they contain important information, including the terms and conditions of the Offer. Company stockholders may obtain a free copy of these materials (when they become available) and other documents relating to the Offer and the Merger filed by Parent and Purchaser or the Company with the SEC at the website maintained by the SEC at www.sec.gov or on the Company’s website at www.ti-am.com. These materials (when they become available) may also be obtained for free by contacting Morrow & Co., LLC, the Information Agent for the Offer, at (800) 607-0088 (toll free) or as set forth above in this announcement.

2